Community Bancorp Inc. Announces Appointment of Richard M. Sanborn to Senior Vice President/Administration Group

      ESCONDIDO, Calif.--June 7, 2004--Community Bancorp Inc. (Nasdaq:CMBC) announced today that Richard M. Sanborn has been appointed Senior Vice President/Administration Group of Community National Bank. Mr. Sanborn most recently was Branch Administrator and a member of the Bank and Holding Company Board of Directors for 1st Centennial Bank. Prior to that, he was President and CEO of Palomar Community Bank in Escondido which merged with 1st Centennial in March 2003.
     Sanborn will be responsible for overseeing the operations, administration and information technology areas of the bank, support functions which are critical to the Bank's growth and expansion plans in the robust southern California market in which they operate. "Rick's experience in community banking and all facets of bank management will further enhance the depth and experience of our management team," stated Michael J. Perdue, President and CEO. "In addition, his experience in branch expansion and integration of systems will be an integral part of the Bank's future growth plans," added Perdue.
     Over the years, Sanborn has been active in community affairs and industry trade groups. He has served in leadership roles on the boards of the Boys and Girls Club United and the Escondido Chamber of Commerce. He currently serves on the Board of the California Bankers Association where he holds an additional post of Regional Legislative Chairperson. An active member of the Honorary Deputy Sheriff's Association, Sanborn holds a Masters in Business Administration from California Pacific University, San Diego, CA and a Bachelor of Science in Accountancy from Bentley College, Waltham, MA. Sanborn, his wife and two children reside in San Diego.

     Community Bancorp is a bank holding company with $502 million in assets as of March 31, 2004, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Bonsall, Escondido, Fallbrook, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

   www.comnb.com

     Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, 760-432-1100 (President and CEO)